Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

                         Duckwall-ALCO Stores Announces

                          Restructuring of Organization

           New structure designed to help company improve performance

Abilene, Kan. (May 3, 2005) - Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) has announced a restructuring of its organization, designed to help the company more effectively compete in today's competitive retail environment.

President and CEO Bruce Dale, stated, "Our organization simply had too many layers of management. We need a much leaner, more flexible organization if we're going to compete aggressively in our market category."

Dale added, "In my 35 years of retailing experience, I've seen the benefits of a lean organization. Fewer management layers means we will make faster decisions and are able to execute more quickly on our strategy."

As part of the restructuring, 46 corporate positions were eliminated, which will result in an annualized savings of approximately $2.2 million. One-time costs associated with the restructuring will be approximately $900,000.

Duckwall-ALCO Chairman of the Board Warren Gfeller commented, "The company is continuing to execute on the initiatives we outlined in early March. This restructuring will allow the organization to move more quickly towards our objectives. The board is confident Bruce has assessed the organizational structure objectively and made the decisions necessary to help us implement a long-term strategic plan for growth."

About Duckwall-ALCO Stores

Duckwall-ALCO Stores, Inc. is a leading regional retailer that specializes in offering a wide variety of products at reasonable prices to the underserved communities of America. Founded in 1901 by A.L. Duckwall as a general merchandising operation in Abilene, Kan., Duckwall-ALCO is known for its convenient locations and for its friendly, personal service. The company has 259 stores in 21 states across the central United


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States, operating under two names, ALCO and Duckwall. ALCO discount stores offer a full line of merchandise, while Duckwall variety stores serve smaller communities, offering a smaller selection.

Forward-looking Statements
This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company's quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

                         For more information, contact:
                                 Dick Mansfield
          Vice President/Finance, Treasurer and Chief Financial Officer
                              785-263-3350 ext. 286
                         email: dmansfield@duckwall.com
                                       or
                                  Debbie Hagen
                               Hagen and Partners
                                  913-652-6547
                       email: dhagen@hagenandpartners.com



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